SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 10, 2008

Diomed Holdings, Inc.

Delaware (State or other jurisdiction of incorporation)	000-32045 (Commission File Number)	84-1480636 (IRS Employer Identification No.)

1 Dundee Park Andover, MA (Address of Principal Executive Offices)	01810 (Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 5, 2008, Diomed Holdings, Inc. (the “Company”) received a notice from Portside Growth and Opportunity Fund (“Portside”) alleging that certain events of default had occurred under the Company’s Secured Subordinated Variable Rate Convertible Debentures due October 25, 2008 (the “Debenture”), the principal amount of which is $1,334,035.64. Portside asserted that, as a result of the occurrence of the purported events of default, the Debenture (including the principal amount thereof and accrued interest and other amounts payable thereunder) was accelerated and immediately due and payable in cash, in the amount of $1,761,509.24 (including a premium for prepayment). Portside also asserted that on the fifth day following the occurrence of the event of default, interest on the Debenture increases to 18% annually. Portside is one of four holders of outstanding Debentures, which were initially issued on October 25, 2004. The four outstanding Debentures have an aggregate face amount (without any prepayment premium) of $3,536,090.

The Company’s indebtedness under the Debentures is secured by certain collateral of the Company. The Debenture holders’ security interest is subordinated to the Company’s indebtedness under a senior secured term loan made by Hercules Technology Growth Capital, Inc. (“Hercules”) to the Company on September 28, 2007, pursuant to which the Company has to date borrowed $6,000,000. The Debenture holders and Hercules are parties to an Intercreditor Agreement, dated as of September 28, 2007, which governs their rights and obligations as they relate to the Company’s indebtedness and the collateral that secures the Company’s obligations. The Company is not a party to, or a third party beneficiary of, the Intercreditor Agreement.

On March 7, 2008, Hercules wrote a letter to Portside alleging that Portside had violated the terms of the Intercreditor Agreement and demanding, among other things, that Portside cease and desist from further breaches of the Intercreditor Agreement. In the Intercreditor Agreement, the Debenture holders and Hercules agreed that if a Debenture holder were to assert that an event of default in payment of the Debentures had occurred, the holder would first deliver to Hercules a notice to the effect that such event of default had occurred and was continuing for at least 150 days prior to accelerating the amounts due under the Debentures and would not thereafter accelerate the Company’s indebtedness under the Debentures without at least five business days prior notice to Hercules.

The indebtedness under the Hercules term loan and the Debentures is secured by collateral comprising all of the Company’s U.S. assets, including a pledge of all of the shares of the Company’s U.S. operating subsidiary, Diomed, Inc., and a majority of the shares of the Company’s U.K. operating subsidiary, Diomed Limited. These assets include the judgment of approximately $14.7 million awarded to the Company in March 2007 in connection with its successful patent infringement lawsuit regarding the Company’s U.S. Patent Number 6,398,777 for the endovascular laser treatment of varicose veins. That judgment is currently on the appeal (under bond). A hearing on the appeal has been scheduled by the court for April 10, 2008.

The declaration by Portside of an event of default could form the basis of a declaration of an event of default by any or all of the other Debenture holders. If the other Debenture holders declare an event of default and all four Debentures are accelerated, then the Company’s obligations under the Debentures will be approximately $4.7 million (assuming a prepayment premium applies), the Debentures will be immediately due and payable and interest will accrue at 18% until repaid. To date, none of these other three holders of the outstanding Debentures has provided written notice to the Company (or, the Company’s knowledge, to Hercules) that it believes an event of default has occurred.

Portside’s declaration of an event of default could also form the basis of a declaration of an event of default by Hercules and an alleged acceleration of the $6,000,000 principal amount of the Hercules term loan, plus accrued interest, as well as an increase of 5% to the applicable annual interest rate due under the term loan. Hercules could also claim that a prepayment charge of 3% of the amount outstanding under the term loan (or, $180,000), an end-of-term fee of 9.5% of the amount advanced under the term loan (or, $570,000) and a further termination fee of $900,000 are due and payable upon acceleration. To date, however, Hercules has not provided written notice to the Company asserting that an event of default has occurred or otherwise seeking to accelerate the term loan.

After the Company received the Portside notice of default, on March 5, 2008, the Company and Portside entered into a Standstill Agreement. Pursuant to the Standstill Agreement, the Company, on the one hand, agreed not to enter into a new agreement (or amend its existing loan agreement) with Hercules, not to settle the appeal of the judgments in the patent infringement litigation and not to dispose of any collateral in which Portside has a security interest (other than the sale of products, collection of accounts receivable and otherwise conducting business in the ordinary course consistent with past practices), and Portside, on the other hand, agreed not to institute any legal, equitable, statutory or other action or proceeding against the Company, Diomed, Inc. or their officers or directors, in each case without providing at least one full business day’s advance notice to the other party.

The Company has been, and expects to continue to be, engaged in negotiations with Portside and Hercules with respect to the Portside default notice, with a view to evaluating and arriving at a mutually acceptable resolution of the asserted default and related matters.

Documentation pertaining to the Hercules term loan (including forms of the Debentures, the Loan and Security Agreement governing the Hercules term loan and the Intercreditor Agreement), is included among the exhibits filed by the Company with its Current Report on Form 8-K filed with the Commission on October 1, 2007, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc.
(Registrant)

Date: March 10, 2008	By:	/s/ DAVID B. SWANK
Name: David B. Swank
Title: Chief Financial Officer